Exhibit 99.1

Title

Safety and efficacy of tumor infiltrating lymphocytes (TIL; LN-145) in combination with pembrolizumab for advanced, recurrent or metastatic HNSCC

Authors

A. Jimeno, S. Papa, M. Haigentz, J. Moreno, J. Schardt, M. Fardis, F. Graf Finckenstein, R. Fiaz, G. Chen, A. Cacovean, Z. Goldberg and A. Sukari

Background

Single agent checkpoint inhibitors (CPI) are an approved first or second-line therapy in head and neck squamous cell carcinoma (HNSCC), but their efficacy is limited. Adoptive cell therapy with tumor infiltrating lymphocytes (TIL; LN-145) has demonstrated efficacy in multiple malignancies alone or in combination with CPI. To improve HNSCC therapy, a combination of pembrolizumab and LN-145 was explored.

Methods

IOV-COM-202 is an ongoing Phase 2 multicenter, multi-cohort, open-label study evaluating LN-145 in multiple settings and indications, and here we report cohort 2A which enrolled CPI naïve HNSCC patients who received the combination of LN-145 and pembrolizumab. Key eligibility criteria include up to 3 lines of prior therapy, ECOG <1, at least one resectable metastasis for LN-145 production, and at least another measurable lesion after tumor resection. Primary endpoints are ORR per RECIST v1.1 by investigator and safety as measured by the incidence of grade ≥ 3 treatment-emergent adverse events (TEAEs). LN-145 production method uses central GMP manufacturing in a 22-day process yielding a cryopreserved TIL product (figure 1). Preconditioning chemotherapy consists of cyclophosphamide/fludarabine, followed by LN-145, and then < 6 doses of IL-2 over <3 days. Pembrolizumab is initiated post-tumor harvest but prior to LN-145 and continues after LN-145 infusion Q3W until toxicity or progression (figure 2).

Results

Nine (N=9) HNSCC patients have received LN-145 plus pembrolizumab, with a median duration of follow up of 6.9 months. Nine and 8 patients were evaluable for safety and efficacy, respectively. Mean number of prior therapies was 1.1 with 89% of the patients having received prior chemotherapy. Four were HPV+, 2 HPV-, 3 unknown. The Treatment Emergent Adverse Event (TEAE) profile was consistent with the underlying advanced disease and the known AE profiles of pembrolizumab, the lymphodepletion and IL-2 regimens. The most common TEAE were chills, hypotension, anemia, thrombocytopenia, pyrexia, fatigue and tachycardia. Four patients had a confirmed, objective response with an ORR of 44% (1 CR, 3 PR, 4 SD, 1 NE) per RECIST 1.1. The disease control rate at data cutoff was 89% in 9 patients, and 7 of the 8 evaluable patients (87.5%) had a reduction in target lesions. Median DOR was not reached.

Conclusions

LN-145 can be safely combined with pembrolizumab in patients with metastatic HNSCC. LN-145 plus pembrolizumab shows early signs of improved efficacy particularly when compared with literature reports of pembrolizumab alone in a comparable patient population. Enrollment is ongoing and updated data will be presented.

Clinical trial information:  NCT03645928

Figure 1: Iovance TIL Production

Figure 2: Study Schema

Abbreviations: Cy=cyclophosphamide; EOA=end-of-assessment; EOS=end-of-study; EOT=end-of-treatment; Flu=fludarabine; IL-2=interleukin-2; NMA-LD=nonmyeloablative lymphodepletion; Q3W=every 3 weeks; TIL=tumor infiltrating lymphocytes.